MANAGEMENT DISCUSSION SECTION

Operator: Good day everyone and welcome to today’s APAC Customer Service Second Quarter 2008 Earnings Conference Call. Today’s call is being recorded.

At this time, for opening remarks I would like to turn the call over to Harriet Fried. Please go ahead.

Harriet C. Fried, Vice President/New York Office, Lippert/Heilshorn & Associates, Inc.

Good morning and welcome to the 2008 second quarter conference call for APAC Customer Services. The company issued a press release yesterday evening containing financial results for the second quarter of 2008. This release is available on the company’s website as well as on various financial websites.

Company representatives on today’s call are Mike Marrow, President and CEO, and Andrew Szafran, Senior Vice President and Chief Financial Officer. The agenda for today’s call will include an introduction from Mr. Marrow, a financial review by Mr. Szafran and a Q&A session.

Before opening the conference call, I would like to remind you that statements about future operating and financial results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to various risks, uncertainties, and other factors that could cause the company’s actual results to differ materially. Yesterday’s earnings release and the company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2007 and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2008 discuss some of these factors. The company’s forward-looking statements speak only as of today’s date.

To supplement the company’s consolidated financial statements, the company uses certain measures defined as non-GAAP financial measures by the SEC. A reconciliation of these results to GAAP is attached to yesterday’s earnings release and additional information can be found in the company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2007 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 30, 2008 and June 29, 2008. The company has posted presentation slides to accompany the webcast in the investor relations section of its website at www.apaccustomerservices.com. The slides can be viewed by clicking on the webcast icon showed on the Investor Relation’s home page and then clicking on the supporting materials shown on the following page.

With that introduction, I’d like to turn the call over to Mike Marrow. Mike?

Michael P. Marrow, President and Chief Executive Officer

Thanks, Harriet. I’m delighted to have the opportunity to bring everyone up-to-date on the progress we’ve made over the past few months in delivering high-quality services to our clients, improving our profitability and enhancing our prospects for new business. As in our last earnings call in May, we want to get right to the point, so I’ll turn the call over to Andrew Szafran, our new CFO, to take you through the results.

For those of you who haven’t had a chance to meet Andrew since he joined us in May, he has been a terrific addition to our team. I feel like we have another franchise player. He has jumped in headfirst and is making a big impact on the organization. Andrew has significant turnaround experience as well as experience with mergers and acquisitions. Overall, he is a very smart, very accomplished individual; we are lucky to have him on our team.

Following Andrew’s financial review, I’ll come back and provide some additional flavor on the quarter, as well as discuss what we’re doing to win new business. As always, we’ll open up the call to questions following the presentation portion. Over to you, Andrew.

Andrew B. Szafran, Senior Vice President and Chief Financial Officer

Thanks a lot, Mike. I am thrilled to be part of the team here at APAC. So I’d like to start on page five of the PowerPoint presentation. As you can see from our results, we’ve made dramatic progress in short order. A year ago this quarter, APAC reported a net loss of $5.4 million or an $0.11 loss per share. I am pleased to announce that for the second quarter of ‘08 our net loss was just $63,000 or zero per share. This result includes the impact of some particular charges that I’ll highlight shortly. So let’s take a look at how we got there.

Second quarter 2008 revenue of $60.7 million was up 13% from 53.8 million in the second quarter of ‘07, reflecting improvements in both our domestic and offshore business. Domestic growth was 3.2% and includes the impact of more than half a million of business that we migrated offshore. Offshore revenue was up 55% due to client growth into our expanded capacity.

Gross profit in Q2 was $10.7 million with a gross margin of 17.7% compared to gross profit of 4.1 million or a 7.6% gross margin in the prior year’s second quarter. This improvement is the highest gross profit dollar contribution and gross margin that APAC has delivered since the fourth quarter of 2003. This GP clearly demonstrates some of the improvements that we have been making in our direct labor cost, indirect functional support and facility expense.

For the second quarter of our ‘08 we were slightly below break even with a net loss of only $63,000 or zero cents for fully diluted share compared to a net loss of 5.4 million or a loss of $0.11 per fully diluted share in the second quarter of ‘07. The most recent second-quarter had some particular items I’d like to highlight. First off, we wrote off $1.8 million of deferred financing costs and prepayment penalties in conjunction with the retirement of our old credit facilities. This amount is captured in interest expense. We also incurred $0.5 million in severance charges associated with changes in senior management, which along with a small non-cash reversal in our restructuring reserve, nets to $0.4 million.

Moving on to adjusted EBITDA, we improved the year-over-year quarter by a factor of 12.5 times from just under 0.5 million to $6 million. Additionally, our net debt dropped from 17.3 million at the end of Q2 ‘07 to a net debt of 16.1 million at the end of Q2 ‘08.

So now let’s review APAC’s sequential performance on page six of the PowerPoint. Revenue was down slightly by $2.8 million or 4.4% from Q1 to Q2 as we came off the peak seasons in our healthcare and business services verticals. One of management’s key goals is to further diversify our customer mix and Mike will speak to that shortly.

While our gross margin in Q1 was previously an impressive 12.2% and the highest level since Q4 of ‘06, you can see that we’ve been hard at work in this quarter, improving materially to 17.7%, again the highest level since Q4 of 2003. As I mentioned earlier, we were virtually break even in Q2 compared to a $4 million loss in Q1.

Both quarters included major costs associated with some specific items. As I mentioned before, in Q2 we incurred 2.2 million of these as follows: 1.8 million in the write-off of deferred financing fees and prepayment penalties and 0.4 million in net severance and restructuring. For Q1, there were 3.1 million or these items of note. 1.4 million in expenses related CEO transition, 1.2 million in severance from a reduction in force and 0.5 million in non-deferrable costs associated with the capital structure and debt amendments.

Quarter-to-quarter, adjusted EBITDA was up 3.3 million from 2.7 to 6 million, as our improved gross margin doubly offset the seasonal revenue decline combined with a more efficient overhead cost structure.

Finally, our debt, net of cash, improved 2.4 million from Q1’s ending level of 18.6 million down to 16.1 million. First of all, we generated cash from our operations. Second, we held our DSO to 48 days, which is up from 43 days in Q1 but still very good from a historical perspective. Third, we managed our cash capital expenditures carefully to $2 million.

For your reference, page seven of the presentation lays out the particular charges in the second quarter that I’ve highlighted today.

So at this point, I’d like to turn the call back over to Mike.

Michael P. Marrow, President and Chief Executive Officer

Great. Thanks, Andrew. So those are the numbers. We are very pleased with the progress, but we still have a number of initiatives underway, and we are uncovering additional opportunities every day. I’m confident that the management team we have in place is tops in the industry, and we will absolutely accomplish what we have committed to do.

Our financial improvements come in part from eliminating waste, as well as reducing overhead. But a good portion of our improvements come from operational efficiencies. As I’ve said before, profitability and the quality and efficiency of our service delivery are not mutually exclusive. They go hand-in-hand and are both products of good solid management.

One of the byproducts of our improving performance is a significant up tick in growth opportunities with our current clients. When I arrived a few months ago, the opportunity list was pretty slim. Today we’re engaged in multiple discussions for additional business with virtually all of our top clients. Our new logo prospect list has grown significantly over the past few months as well.

Our goal is to pursue business with quality companies that we can enter into long-term win-win relationships with. We seek opportunities with reliable revenue streams and clients that really want to work with a quality provider. I am very pleased with the list of companies we are in discussions with. We will continue to work very hard to expand that list. I expect we will be well positioned going into the end of this year and into 2009.

One nice piece of business we did announce in July was our agreement to provide customer care and back office processing services to StarHub, Singapore’s second-largest info-communication company. The services we’ll provide include billing and technical support, in addition to provisioning for StarHub’s wireless, cable online and cable TV services.

The opportunity is unique in two ways. One is that StarHub is our first international client, so it’s a really nice addition to our portfolio and sets us up to pursue additional non-US opportunities. Two is that we will be servicing StarHub out of Manila. Singapore and the Philippines are in the same time zone. This will be our first significant piece of daytime work in the Philippines.

So I’m on slide nine now. In our last call I talked about four priorities. And I want to take a minute and give you an update on each. The first priority was to confirm client satisfaction through organic growth. As I mentioned, we are in multiple discussions about opportunities with our existing clients.

The second priority was to return to profitability later in 2008. We believe strongly that we are on track to deliver on that commitment.

Third, we wanted to confirm APAC’s brand equity and reputation by winning business with new logo companies. StarHub is just the beginning. Our pipeline and prospects for new business are the best they’ve been in a very long time.

Finally, I said we needed to expand APAC’s talent base in all geographies. The top team is now in place. In this past quarter, we have added some significant talent both in the U.S. and the Philippines, we have traded out some of our players and we have also moved some players to new roles where they are finding renewed success. I am very pleased with the continued strengthening of the APAC team at all levels.

One other item that is stuck in my mind from the last call was a question that asked if we were big enough to be profitable. In other words, do we need to have revenues of 500 million or 600 million to be profitable? My answer was that we were absolutely big enough to be profitable. I think our second quarter results validate my previous answer. That said, we will continue to grow.

So in summary, we’re happy with our progress on all fronts, we still have plenty to do and we always will. We know where we want to be, we know how to get there and we are making it happen.

So, operator, we’re now ready to open the call to questions.

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions]. We’ll go first to Tom Smith with First Analysis.

<Q – Tom Smith>: Hi, guys.

<A – Andrew Szafran>: Hi, Tom.

<A – Michael Marrow>: Good morning.

<Q – Tom Smith>: Hi, good morning. Just a couple of questions. As you hit on — gross margin was up quite a bit, is there anything in there for the quarter that was one-time or anything to make us think that level that you achieved here wouldn’t be sustainable going out?

<A – Andrew Szafran>: No, Tom.

<Q – Tom Smith>: Okay, okay. So...

<A – Michael Marrow>: There will always be little puts and takes but there was nothing of any significance.

<Q – Tom Smith>: Okay. I think on your last quarter call, you had talked about a million dollars in savings going forward. Can you quantify any additional savings you might have uncovered during the quarter? Any changes to that?

<A – Michael Marrow>: We — as I had mentioned, we talked about last quarter — this is really part of our culture. I think what we said in the last quarter, correct me if I’m wrong is that we had identified $4 million in savings and there was also some additional savings related to interest in our restructuring of our debt. So, where I would characterize where we’re at today, we — three months have gone by, we continue to look at every available opportunity and yes, we’re significantly ahead of where we were three months ago in terms of the savings that we’ve captured and the savings that we’ve identified.

<Q – Tom Smith>: Okay. Just looking at the demand environment, I know you’re not giving guidance yet but I just wondered if you could comment. Is there any reason to think there would be any negative fees now going into the next quarter or I guess, what are you seeing in terms of demand from certain verticals?

<A – Michael Marrow>: Well, I had mentioned — I guess going back three months our pipeline of opportunities was pretty slim. We’re pleased with the progress. I think we — I expect we will see some growth sequentially as well — quarter-to-quarter as well as year-over-year.

<Q – Tom Smith>: Okay. And then I guess just lastly on a number of the new contract wins you’ve announced over the last couple of months. Can you quantify the magnitude on some of those? I mean, some of them look pretty substantial — look like they could be at least, I mean, the opportunity.

<A – Michael Marrow>: We — those are things that before we do that, it’s important for us to talk to our clients directly about commenting on those type of things. So, not at this point. We’re very happy with the wins.

<Q – Tom Smith>: Okay. Okay, great, thanks a lot guys.

<A – Michael Marrow>: Okay, thank you.

Operator: And we’ll go next to Nate Swanson with ThinkEquity.

<Q – Nate Swanson>: Hi and congrats. The turnaround has been quite remarkable.

<A – Andrew Szafran>: Thanks, Nate. Good morning.

<Q – Nate Swanson>: First, on the StarHub deal. I mean that deal is notable on a couple of fronts. First, it’s your first international win and then secondly it’s a daytime service. Can you talk about the history of that deal? Was it in the pipeline when you arrived and sort of competitively, who you were looking at and sort of, how it came to fruition?

<A – Michael Marrow>: Ask one more time – someone was — I apologize, someone was whispering in my ear.

<Q – Nate Swanson>: Okay. I was just wondering, the StarHub deal — I mean, a significant win for you internationally. I’m wondering — was that deal in the pipeline when you came and sort of, what was the closed history behind it? Competitively, who were you facing and any other kind of detail behind it?

<A – Michael Marrow>: It was, but it wasn’t moving along. When it was just like in its infancy — I mentioned and maybe you picked up on it, that we redeployed some people into new roles. One of the individuals we redeployed was from an operations role into a sales role. And historically he was a salesperson and he was just sort of picking up the slack in operations but we put him back into the role where he has been successful and he’s actually the person that picked up StarHub and brought it to closure.

<Q – Nate Swanson>: Okay, excellent. And then...

<A – Michael Marrow>: And we’re thrilled to death to have them as a client. They’re a terrific organization.

<Q – Nate Swanson>: Are there more deals like that in the pipeline?

<A – Michael Marrow>: We are talking to perspective clients both domestic and internationally.

<Q – Nate Swanson>: Okay. I’m just wondering in terms of the daytime services, seems like a real nice point of leverage for you.

<A – Michael Marrow>: It is. I think I mentioned in our last call that we certainly can operate and be profitable like everyone else if we’re using those facilities in the standard time, which is U.S. daytime, Philippine nighttime. But it is nice – it’s a nice lift to be — to put some business in there during the day. That’s kind of upside.

<Q – Nate Swanson>: Okay.

<A – Andrew Szafran>: And Nate, just regarding the pipeline — I think one takeaway we’d like to leave you and the rest of the callers with, is that we are looking across a variety of vertical markets. We are not just focused on one or two where maybe, you know, the company had been in the past. So, it’s a variety of services in a variety of vertical markets where we know we can deliver.

<A – Michael Marrow>: And again, looking for those long-term win-win relationships.

<A – Andrew Szafran>: Right. Yeah, even with StarHub, it started out as a relatively well-defined job and then quickly we’ve seen, on both sides, opportunities to expand it well beyond the initial scope of what they were looking for.

<Q – Nate Swanson>: Okay, excellent. And then I mean, in terms of, it sounds like your pipeline both with new and existing customers is pretty strong. Can you talk about, first, maybe the seasonal elements of moving from Q1 to Q2 and then secondly, in terms of capacity utilization — excuse me — where are you at in terms of capacity utilization and maybe the need to expand into another center internationally?

<A – Michael Marrow>: All right, couple of things there. Capacity wise, as we have become more efficient, that has allowed us to do the — basically the same volume of work with fewer resources. So that’s freed up some space for us. Within our existing centers, we still have opportunities to sort of move things around and add more seats. So we have some capacity available both domestically and offshore to expand our business. I mean, the best news would be if a large opportunity came along that did require us to expand, but for the time being we’re in pretty good shape capacity wise.

And in terms of seasonality we do a significant amount of work — Part D work – right, and that generally drops off earlier than we saw drop of this year, as well as the work with our largest client tends to drop off and it’s sort of lasted longer this year, but – so, I look at Q2 and again I see — I expect to see some growth moving into Q3 and some again following that into Q4.

<Q – Nate Swanson>: Okay. I know, historically Q4 has been a seasonally strong quarter for you, where typically you’ve ramped up expenses ahead of that. Should we expect that to weigh into gross margins in Q3, Andrew, or is there room to keep a constant level relative to where you’re at in Q2?

<A – Andrew Szafran>: Yeah, that’s a good question Nate. I mean — we are in discussions with a number of our existing clients about picking up additional programs and additional business and we may choose to make some investments in order to ramp up quickly and beneficially for the long term. So, in answer to your question I’d say we’re comfortable with kind of, the gross margin that we’ve achieved as being normal for a steady state for the upcoming quarters but we may choose to make these type of investments, which would nip at the gross profit and our expense in order to, bring on these programs.

<Q – Nate Swanson>: Okay. So we may still feel a fluctuation there.

<A – Andrew Szafran>: Yeah.

<Q – Nate Swanson>: Okay. And then I guess, just on the CapEx side — that was down this quarter. Tell us about CapEx moving forward?

<A – Andrew Szafran>: Yeah, we’re managing CapEx very carefully. And I think, one thing that — to Mike’s comment about us having capacity — we’re not going to be building anything or expanding on spec. We will – we’d love to have an opportunity that would require us to expand and spend some CapEx, but that will be incorporated into the business case when we bring that piece of business on.

<A – Michael Marrow>: And I think it’s worth pointing out that our approach to managing CapEx is not a short-term philosophy. This is the way we run the business. We don’t go out and spend money on new facilities and so on unless we actually have an identified piece of work to put in there. So going forward, we will always manage our CapEx that way.

<Q – Nate Swanson>: Okay, great. And then just last question, on interest expense. I mean, if we back out the 1.8 million in prepayment penalties, is that sort of a natural run rate going forward?

<A – Andrew Szafran>: Yes. Yeah, I think that’s – that’s the right kind of level.

<Q – Nate Swanson>: Okay, excellent. Congrats. Thanks.

<A – Michael Marrow>: Thank you.

<A – Andrew Szafran>: Thanks, Nate.

Operator: [Operator Instructions]. We’ll next go to Ron Chez.

<Q>: Good morning.

<A – Michael Marrow>: Hey, Ron.

<A – Andrew Szafran>: Good morning, Ron.

<Q>: Unless I’m — you were talking about profitability in the second half, but you were actually profitable from operations in the second quarter, right? Other than these non-recurring charges, you achieved profitability of what — 2 to $3 million. Is that right?

<A – Michael Marrow>: I think that’s a fair characterization, yes.

<Q>: Ahead of schedule, right? Did that exceed your expectations internally? You don’t have to tell us what the internal expectation was. Was it consistent with your expectation or did it exceed that?

<A – Michael Marrow>: I think we’re generally on the plan that we laid out, so we’re pleased with the results. And we’re on plan.

<A – Andrew Szafran>: The important thing Ron is your expectations.

<Q>: They exceeded mine.

<A – Andrew Szafran>: Good, then we’re very happy.

<Q>: And Andrew, you just said interest expense was going to be in the neighborhood of 800,000 some odd dollars going forward but how could that be – how could it be that high if the net debt is 17.7, or maybe the total debt is 19?

<A – Andrew Szafran>: Yeah, you have to go on the total debt, because the netting, which again, I’ll take the opportunity to point out that that is not necessarily a pure GAAP number — so we have our gross debt net of about, I think we had 1.6 million in cash. So you have to use the gross debt number. Our surplus cash is really a short-term phenomenon, and we get a little bit of interest by having that. But our — we pay a higher rate on our core debt.

And so, I think you have to look at that, and you also have to look at the fact that we have — it’s not steady state — so our debt balance, it changes every day based upon our cash flows with our customers. I think what would be a good take-away is that one of the areas that we’re looking at is how we invoice and making sure that we do that as efficiently as possible. I can say in the past that it was not done, and we’re certainly not where we want to be, but invoice improvements and efficiency will help keep our DSO in this range.

<Q>: Andrew, what is the blended — leave the subject — what is the blended interest rate right now?

<A – Andrew Szafran>: Hold on a second, I’m doing a calculation here.

<Q>: Just ballpark.

<A – Andrew Szafran>: I think the estimate that we would show is that the quarterly interest should be closer to 600,000.

<Q>: Okay. Okay.

<A – Andrew Szafran>: Does that make more sense?

<Q>: Yes, it does.

<A – Andrew Szafran>: Okay.

<Q>: You talked, Mike, about — or maybe it was Andrew — operational efficiencies that are still available and you just talked about speeding up invoicing. Could you give us just one other example of — give us a little bit of flavor about an operational efficiency that you’re looking at?

<A – Michael Marrow>: Let me do this. I think what you’re getting at is you’re — kind of a flavor for what sorts of things are we doing in the world of cost savings.

<Q>: Yes.

<A – Michael Marrow>: So, an operational efficiency would be where we just get, we get better at what we’re doing, right? And I am talking now about really at the agent level, so that we can provide the same volume of services — higher quality with fewer people. So that’s a characterization of an operational efficiency.

Some of the other things we’re doing is we’re looking at service contracts, and are they appropriately scaled and priced for where we’re at today? We’ve had some progress in that area. Travel, how do we negotiate prices on travel? It really runs the gamut. I think our list of individual cost savings items — and I just put those all in a big bucket, right? — so becoming more efficient, we can think of that in terms of cost savings, is probably in the 200, 250 item range, many of which have been completed; many of which are ongoing and need monthly attention.

But as I think I described last time, there’s a weekly meeting of the executive staff and people that are one, two, three levels down, where we talk about all these items, and we pay attention to them. And then there are other offline conversations during the course of the week as well.

<Q>: So you’re continuing – excuse me — these weekly meetings and plan to continue to do that?

<A – Michael Marrow>: Forever.

<A – Andrew Szafran>: Yes, it’s part of our way of doing things.

<A – Michael Marrow>: And I also described a couple of other meetings, right? We have a weekly meeting where — we call it our flash meeting — and we look at our revenue and our expenses and our margins every week. And we have another one where we are solely focused on KPIs and everything we can do to continue to enhance — I don’t want to characterize it as “we have poor service and we’re working to fix it” — I think we have a great service and we’re working to make it fantastic.

<Q>: And against your KPIs, did you make the kind of progress you wanted to make?

<A – Michael Marrow>: We’re making progress on all fronts, and I’m very pleased with it.

<Q>: Somebody asked about capacity or CapEx, and you said nothing right now in terms of any more build out — could you estimate the kind of revenue that you could accommodate within this existing capacity? When we’re talking about the ability to annualize another 25 million or 40 million, or is that a number that’s really difficult to come to?

<A – Michael Marrow>: Yeah, I think on this call today, I’m not prepared to do that. As I said, we have room for some additional business, both domestically and offshore. And as we continue to become more efficient, that’ll free up some more space as well. But we’re certainly prepared, if the opportunity comes along, we’re prepared to look at new locations. And we sort of, in preparation for that, we know where we think we want to go and we’re ready to pull the trigger quickly. But we’re in good shape right now, as I said, on capacity.

<Q>: Just a couple of things, quickly — in the cash flow or some place, it talks about the effect of exchange rates on cash, a negative two million, Andrew?

<A – Michael Marrow>: It’s in the Q...

<Q>: Where is this...?

<A – Andrew Szafran>: Yeah...

<Q>: Andrew, it’s in the, Andrew it’s – well, you know where it is, it’s in cash flow some place. It says effective exchange — this is in the press release — effective exchange rate changes on cash.

<A – Andrew Szafran>: Yeah, that’s in — that’s the impact of both Q1 and Q2, the $2 million. And what that — my business guy’s translation of that, is that the Philippine peso is not as — it appreciated in the year-over-year period. So the impact is, we’d be let’s say, about $1 million better in both quarters, Q1 and Q2, had the peso been at the same level it was a year ago. Does that make sense?

<Q>: It does and how is that — are you hedged or how is that moving forward? Do you expect that to come down?

<A – Andrew Szafran>: The peso is moving — it is depreciating relative to the dollar . . .

<Q>: Okay.

<A – Andrew Szafran>: . . . and — so there are some factors there. We monitor it very closely. We do have a hedging program and so we look at the inter-company liability, and we do hedge that. We have some guideline percentages, but there’s no doubt that the depreciation is good for us for that with the Philippine business, and we are going to take advantage of that.

<Q>: And would you comment about just generally the pricing environment?

<A – Andrew Szafran>: About pricing and competitiveness?

<Q>: Yes.

<A – Michael Marrow>: We’re certainly competitive. If you’re asking the question, have we seen a tremendous downward pressure on prices — no. I think that it’s — in that respect, things we’ve seen have been relatively stable for a while.

<Q>: And last question. SG&A went up from 7.1 to 7.8 — want to comment about how that happened and what your goal is with SG&A?

<A – Andrew Szafran>: I think, big picture, our goal in SG&A is to be very leverageable. And although SG&A was up, it certainly was not up at the same pace of our revenue growth.

<Q>: Was there anything unusual that caused it to be up six, 700,000?

<A – Andrew Szafran>: Well actually, yes, there was something unusual. And we are accruing management and company bonuses based on our performance, which is a – it’s a material item; whereas, in the past couple of years, I don’t think the company performed at a level where there was a bonus accrual. So that is a factor and if you back that out, you’d actually — SG&A would be moving in the opposite direction, so . . .

<Q>: By the way, I hope you all get big bonuses, and within reason, of bringing it to the bottom-line as well.

<A – Michael Marrow>: We appreciate that. And just going back to cost savings, we actually look at operational cost savings in SG&A in our finance group, in our legal group, so everyone participates.

<A – Andrew Szafran>: No stone unturned.

<Q>: Yes, cut those lawyers down, okay? And back to the goal on SG&A. I thought you guys said that it ought to be some place in the neighborhood plus or minus 10% of revenue, so that would imply then that you’d have to get to 320 million to achieve that goal. I’m just — ballpark numbers — is that 10% of revenue a reasonable or reasonably obtainable goal?

<A – Michael Marrow>: Yeah. I don’t know if we actually said that, but I think it is a very reasonable number. And there’s two ways to think of it. Either we need to get to the 300 million plus or we need to reduce the expense and I think both those factors will play into it.

<Q>: Thank you very much.

<A – Michael Marrow>: You bet.

Operator: [Operator Instructions]. We’ll take a follow-up from Tom Smith with First Analysis.

<Q – Tom Smith>: Hi guys, just one quick one. Do you expect any additional severance or restructuring charges in the second half of the year?

<A – Michael Marrow>: I think there’s a potential for that, right, as we go through the organization continually, although I don’t think it will be any where near what we saw in the — I’m sure it won’t be any where near what we saw in the first half of the year.

<Q – Tom Smith>: Okay, great. Thanks.

Operator: And there are no further questions at this time, I’d like to turn the conference back over to Mr. Marrow for any closing remarks.

Michael P. Marrow, President and Chief Executive Officer

All right. Thank you. So I’ll close by saying thanks again for joining us this morning. I think the numbers we announced today illustrate what I said in May — that we’re a results oriented company with a new sharper focus. We’ve made a lot of progress already, but there is a lot more to come and we absolutely look forward to talking with you again after the third quarter. Thank you very much.

Operator: Thank you, everyone. That does conclude today’s conference, you may now disconnect.

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